Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts,”  “Summary Consolidated Financial and Operating Data,” and “Selected Consolidated Financial Data” and to the use of our report dated April 9, 2010, in the Registration Statement and related Prospectus of Tornier B.V. for the registration of its ordinary shares.

/s/ Ernst & Young LLP
Minneapolis, MN

June 7, 2010